EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005, except for the restatements described in the third and fifth paragraphs of Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Controls Over Financial Reporting, as to which the date is August 3, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of USEC Inc., which appears in USEC Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia
November 2, 2005